Exhibit 99.1

Collectors Universe Reports Results for Second Quarter Ended December 31, 2010

NEWPORT BEACH, CA – February 8, 2011 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its second quarter ended December 31, 2010.

Operational and Financial Highlights:

▪
Net service revenues increased 8% in this year’s second quarter, driven primarily by a 7% increase in coin service revenues.  The increase in coin service revenues reflected a higher average service fee earned of approximately 5%, driven by the mix of services and customer programs in the quarter.

▪	The gross profit margin for this year’s second quarter, excluding the benefit of product sales of $212,000, was 59% of revenues which is consistent with the prior year second quarter.

▪
Operating income was $1.6 million for the current second quarter compared to $1.5 million for the second quarter of the prior year.  Our operating expenses reflect continued investment in technology designed to enhance our service offerings and in sales and marketing programs to extend the geographical reach of our grading services into Europe.

▪
Income from continuing operations were $1.0 million or $0.12 per diluted share and $2.1 million or $0.27 per diluted share for the second quarter and first half of fiscal 2011, compared to $1.7 million, or $0.22 per diluted share and $3.4 million or $0.45 per diluted share for the second quarter and first half of fiscal year 2010.  The current periods results reflect tax provisions of $0.6 million for the quarter and $1.4 million for the six months, compared to income tax benefits of ($0.2) million and ($0.1) million for the same prior year periods.  The increase resulted from the release of valuation allowances against deferred tax assets at June 30, 2010.  Cash payments for taxes continue to be minimal.

▪
The Company’s cash position at December 31, 2010 was $19.0 million, compared with $20.3 million at June 30, 2010.  The net cash used of $1.3 million in the six months, comprised of cash generated from continuing operations of $3.3 million, proceeds received from the exercise of stock options of $0.9 million offset by the payment of $4.9 million of cash dividends to stockholders and payments of $0.7 million for discontinued operations and capital expenditures.

▪	On January 25, 2011, we announced our quarterly cash dividend of $0.325 per share, to be paid on February 25, 2011 to stockholders of record on February 14, 2011.

Collectors Universe, Inc.

Commentary and Outlook

Michael McConnell, Chief Executive Officer, stated, “We are pleased with the performance of the Company through the second quarter.  The combination of our incremental growth initiatives and attention to costs and efficiencies is working well.  Looking forward, Q3 is typically our strongest quarter and results are encouraging through the end of the first week of February.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Tuesday, February 8, 2011 at 4:30 p.m.  Eastern Time/1:30 p.m. Pacific Time.  Interested parties may participate in the conference call by dialing 800-762-8908 or 480-629-9772, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through February 22, 2011, by dialing 800-406-7325 or 303-590-3030 and entering access code 4409864#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Earnings Conference Calls.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs, memorabilia and stamps (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, collectible stamps, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the six months ended December 31, 2010, making our operating results more vulnerable to conditions that could adversely affect the precious metals and coin markets ; the risk that economic conditions in the United States will not improve for some time and may even deteriorate further, which could result in reductions in the demand for our collectible grading services and, consequently, in our revenues; the risk that the economic recession and sluggishness of the economic recovery will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategy to offer new services in our continuing collectibles markets will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Collectors Universe, Inc.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2010 and our Form 10-Q, for the second quarter ended December 31, 2010, which we filed with the Securities and Exchange Commission today.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe, Inc. 949-567-1245 Email: jwallace@collectors.com
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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Net revenues	$9,600	$8,883	$19,355	$18,181
Cost of revenues	3,895	3,633	7,669	7,372
Gross profit	5,705	5,250	11,686	10,809
Selling and marketing expenses	1,317	1,141	2,841	2,336
General and administrative expenses	2,837	2,644	5,456	5,212
Operating income	1,551	1,465	3,389	3,261
Interest and other income, net	28	12	52	52
Income before provision for income taxes	1,579	1,477	3,441	3,313
Provision (benefit) for income taxes	609	(202)	1,354	(75)
Income from continuing operations	970	1,679	2,087	3,388
Loss from discontinued operations, net of loss on sales of discontinued businesses, net of income taxes	(22)	(508)	(35)	(561)
Net income	$948	$1,171	$2,052	$2,827

Net income per basic share:
Income from continuing operations	$0.13	$0.23	$0.27	$0.45
Loss from discontinued operations	(0.01)	(0.07)	-	(0.07)
Net income per basic share	$0.12	$0.16	$0.27	$0.38

Net income per diluted share:
Income from continuing operations	$0.12	$0.22	$0.27	$0.45
Loss from discontinued operations	-	(0.07)	(0.01)	(0.08)
Net income per diluted share	$0.12	$0.15	$0.26	$0.37

Weighted average shares outstanding:
Basic	7,732	7,404	7,650	7,478
Diluted	7,820	7,555	7,772	7,592
Dividends declared per common share	$0.325	$0.25	$0.625	$0.25

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)
(unaudited)

	December 31,	June 30,
ASSETS	2010	2010
Current assets:
Cash and cash equivalents	$18,955	$20,321
Accounts receivable, net of allowance of $88 at December 31, 2010 and $75 at June 30, 2010	1,491	1,246
Inventories, net	1,329	708
Prepaid expenses and other current assets	904	919
Refundable income taxes	65	335
Deferred income tax asset	3,036	4,365
Notes receivable from sale of net assets of discontinued operations	50	96
Current assets of discontinued operations	33	52
Total current assets	25,863	28,042

Property and equipment, net	1,268	1,145
Goodwill	2,826	2,826
Intangible assets, net	1,953	2,184
Deferred income tax asset	3,807	3,807
Notes receivable from sale of net assets of discontinued operations	178	170
Other assets	250	330
Non-current assets of discontinued operations	182	182
	$36,327	$38,686
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,324	$1,434
Accrued liabilities	1,360	1,495
Accrued compensation and benefits	1,318	1,804
Income taxes payable	184	197
Deferred revenue	1,981	1,926
Current liabilities of discontinued operations	732	923
Total current liabilities	6,899	7,779

Deferred rent	364	321
Non-current liabilities of discontinued operations	2,804	2,974
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized, none issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 7,896 and 7,693 issued and outstanding at December 31, 2010 and at June 30, 2010, respectively	8	8
Additional paid-in capital	69,585	68,134
Accumulated deficit	(43,333)	(40,530)
Total stockholders’ equity	26,260	27,612
	$36,327	$38,686